AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 29, 1996


                                                       REGISTRATION NO. 33-58573
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------


                                 POST-EFFECTIVE
                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                                       ON
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          FLEET FINANCIAL GROUP, INC.
             (Exact name of Registrant as specified in its charter)


          RHODE ISLAND                                     05-0341324
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                       Identification No.)


                              -------------------

                ONE FEDERAL STREET, BOSTON, MASSACHUSETTS 02211
                                  617-292-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              -------------------

                          WILLIAM C. MUTTERPERL, ESQ.
                          FLEET FINANCIAL GROUP, INC.
                ONE FEDERAL STREET, BOSTON, MASSACHUSETTS 02211
                                  617-292-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              -------------------

                                    COPY TO:

                            LAURA N. WILKINSON, ESQ.
                                EDWARDS & ANGELL
                           2700 HOSPITAL TRUST TOWER
                         PROVIDENCE, RHODE ISLAND 02903
                                  401-274-9200
                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X*

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
------------

* Only the Common Stock (including preferred share purchase rights) issuable upon exercise of the Warrants is being offered pursuant to Rule 415.

    THE REGISTRANT HEREBY AMENDS THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATES AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 29, 1996


PROSPECTUS


                                     [LOGO]
                                2,502,773 SHARES
                          FLEET FINANCIAL GROUP, INC.
                                  COMMON STOCK
                                ($.01 PAR VALUE)


                              -------------------


    This Prospectus relates to 2,502,773 shares of Common Stock, $.01 par value, including the associated preferred share purchase rights, (the "Common Stock"), of Fleet Financial Group, Inc. ("Fleet") issuable upon exercise of Fleet's Warrants (the "Warrants"), which were issued by Fleet in connection with the Merger (the "NBB Merger") of NBB Bancorp, Inc. ("NBB") with and into Fleet. The NBB Merger was consummated on January 27, 1995. Each Warrant entitles the registered holder thereof to purchase one share of the Common Stock at $43.875 per share at any time beginning January 27, 1996 and ending at 5:00 p.m., New York City time, on January 26, 2001.



    The Common Stock is listed on the New York Stock Exchange under the symbol "FLT". On February 27, 1996, the closing price of the Common Stock as reported on the New York Stock Exchange was $41.375.


                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                    UNDERWRITING    PROCEEDS TO
                                PRICE TO PUBLIC     DISCOUNT        FLEET(1)

Common Stock, $.01 par value..      $43.875           $-0-            $43.875

Total.........................    $109,809,166        $-0-          $109,809,166

(1) Before deduction of expenses payable by Fleet estimated at $25,000.

                              -------------------


                 The date of this Prospectus is March 1, 1996.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                             AVAILABLE INFORMATION

    Fleet is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning Fleet can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Suite 1300, Seven World Trade Center, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the New York Stock Exchange (the "Stock Exchange"). Reports, proxy materials and other information concerning Fleet also may be inspected at the offices of the Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all the information set forth in the Registration Statement and Exhibits thereto which Fleet has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), which may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees, and to which reference is hereby made.

                     INFORMATION INCORPORATED BY REFERENCE

    The following documents filed with the Commission are incorporated by reference herein:

        (1) Fleet's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by a Form 10-K/A dated April 28, 1995 ("Annual Report on Form 10-K");

        (2) Fleet's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995;


        (3) Fleet's Current Reports on Form 8-K dated January 18, 1995, January 27, 1995, February 20, 1995, February 21, 1995, April 13, 1995, May 11,
    1995, May 17, 1995, June 21, 1995, August 11, 1995, August 23, 1995, October
    18, 1995, October 26, 1995, November 15, 1995, November 30, 1995, December
    19, 1995, January 17, 1996, January 19, 1996, February 8, 1996 and February 21, 1996;


        (4) The description of the Fleet Common Stock contained in a Registration Statement filed by Industrial National Corporation (predecessor to Fleet) on Form 8-B dated May 29, 1970, and any amendment or report filed for the purpose of updating such description;

        (5) The description of the preferred share purchase rights contained in Fleet's Registration Statement on Form 8-A dated November 29, 1990 (as amended by an Amendment to Application or Report on Form 8 dated September 6, 1991 and a Form 8-A/A dated March 17, 1995); and

        (6) The description of the Warrants contained in Fleet's Registration Statement on Form 8-A dated December 27, 1994 and any amendment or report filed for the purpose of updating such description.

    All documents filed with the Commission by Fleet pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering are incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


    Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.



    Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein (other than the exhibits to such documents). Written requests should be mailed to Investor Relations Department, Fleet Financial Group, Inc., One Federal Street, Boston, Massachusetts 02211. Telephone requests may be directed to (617) 292-2000.

                          FLEET FINANCIAL GROUP, INC.

GENERAL

    Fleet is a diversified financial services company organized under the laws of the State of Rhode Island. At December 31, 1995, Fleet had total assets of $84.4 billion, total deposits of $57.1 billion and stockholders' equity of $6.4 billion.

    Fleet is engaged in a general commercial banking and trust business throughout the states of New York, Rhode Island, Connecticut, Massachusetts, Maine, New Hampshire and Florida through its banking subsidiaries, Fleet Bank ("Fleet-NY"); Fleet Bank of New York, National Association ("FBNY"); Fleet National Bank ("Fleet-RI"); Fleet Bank, National Association ("Fleet-CT"); Fleet National Bank of Connecticut ("FNB-CT"); Fleet Bank of Massachusetts, National Association ("Fleet-MA"); Fleet National Bank of Massachusetts ("FNB-MA"); Fleet Bank of Maine; Fleet Bank-NH and Fleet Bank, F.S.B.

    Fleet provides, through its nonbanking subsidiaries, a variety of financial services, including mortgage banking, asset-based lending, equipment leasing, consumer finance, real estate financing, securities brokerage services, investment banking, investment advice and management, data processing and student loan servicing.


    On February 20, 1995, Fleet and Shawmut National Corporation ("Shawmut") entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of Shawmut with and into Fleet (the "Shawmut Merger"). The Shawmut Merger was consummated on November 30, 1995. For additional information regarding the Shawmut Merger and Fleet's supplemental consolidated financial statements giving effect thereto, see Fleet's Current Reports on Form 8-K dated February 20, 1995, February 21, 1995, April 13, 1995, May 17, 1995, June 21,
1995, August 11, 1995, August 23, 1995, November 15, 1995, November 30, 1995 and
January 19, 1996, which are incorporated by reference herein. Unless otherwise noted herein, all of Fleet's historical financial information set forth in this Prospectus has been restated to give effect to the Shawmut Merger for all periods presented.



    On December 19, 1995, Fleet entered into an Agreement and Plan of Merger with National Westminster Bank Plc ("NatWest Plc") providing for the merger of FBNY with and into NatWest Bank N.A. (the "NatWest Merger"). For additional information regarding the NatWest Merger, including a copy of the Agreement and Plan of Merger and certain pro forma and historical financial information related thereto, see Fleet's Current Reports on Form 8-K dated December 19, 1995 and February 8, 1996, which are incorporated by reference herein.



    On December 31, 1995, Fleet and certain partnerships represented by Kohlberg, Kravis & Roberts (the "Partnerships") which purchased Fleet's Dual Convertible Preferred Stock (the "DCP Stock") entered into an Exchange Agreement, pursuant to which the DCP Stock owned by the Partnerships was exchanged for 19,885,890 shares of Common Stock. The Partnerships continue to hold rights to purchase 6,500,000 shares of Common Stock (the "Rights"). At the time the Exchange Agreement was executed, the DCP Stock was convertible into either an aggregate of 16,033,994 shares of Common Stock or 50% of the stock of Fleet Banking Group, Inc., a wholly-owned subsidiary of Fleet and the holder of all of the outstanding common stock of each of Fleet-MA and Fleet-CT. The DCP Stock and the Rights were originally issued to the Partnerships in 1991 to provide capital for Fleet's purchase of the Bank of New England franchise. For additional information regarding this transaction, see Fleet's Current Report on Form 8-K dated December 19, 1995.


    The principal office of Fleet is located at One Federal Street, Boston, Massachusetts 02211, telephone number (617) 292-2000.

REGULATORY MATTERS

    General. Fleet is a legal entity separate and distinct from its subsidiaries. The ability of holders of debt and equity securities of Fleet, including the holders of the Common Stock offered hereby, to benefit from the distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to prior claims of creditors of the subsidiary except to the extent that a claim of Fleet as a creditor may be recognized.

    There are various statutory and regulatory limitations on the extent to which banking subsidiaries of Fleet can finance or otherwise transfer funds to Fleet or its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to Fleet or any nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Fleet and all such nonbanking subsidiaries, to an aggregate of 20% of each such bank's capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.


    In addition, there are regulatory limitations on the payment of dividends directly or indirectly to Fleet from its banking subsidiaries. Under applicable banking statutes, at December 31, 1995, Fleet's banking subsidiaries could have declared additional dividends of approximately $559 million. Federal and state regulatory agencies also have the authority to limit further Fleet's banking subsidiaries' payment of dividends based on other factors, such as the maintenance of adequate capital for such subsidiary bank.



    Under the policy of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), Fleet is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support such subsidiary bank in circumstances where it might not do so absent such policy. In addition, any subordinated loans by Fleet to any of the subsidiary banks would also be subordinate in right of payment to deposits and obligations to general creditors of such subsidiary bank. Further, the Crime Control Act of 1990 amended the federal bankruptcy laws to provide that in the event of the bankruptcy of Fleet, any commitment by Fleet to its regulators to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.


  FIRREA.

    As a result of the enactment of the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") on August 9, 1989, any or all of Fleet's subsidiary banks can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(a) the default of any other of Fleet's subsidiary banks or (b) any assistance provided by the FDIC to any other of Fleet's subsidiary banks in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur without regulatory assistance.

  FDICIA.

    The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA"), which was enacted on December 19, 1991, provides for, among other things, increased funding for the Bank Insurance Fund (the "BIF") of the FDIC and expanded regulation of depository institutions and their affiliates, including parent holding companies. A summary of certain provisions of FDICIA and its implementing regulations is provided below.

    Prompt Corrective Action. The FDICIA provides the federal banking agencies with broad powers to take prompt corrective action to resolve problems of insured depository institutions, depending upon a particular institution's level of capital. The FDICIA establishes five tiers of capital measurement for regulatory purposes ranging from "well-capitalized" to "critically undercapitalized." A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position under certain circumstances. At December 31, 1995, each of Fleet's subsidiary depository institutions was classified as "well-capitalized" under the prompt corrective action regulations described above.


    Brokered Deposits. Under the FDICIA, a depository institution that is well-capitalized may accept brokered deposits. A depository institution that is adequately capitalized may accept brokered deposits only if it obtains a waiver from the FDIC, and may not offer interest rates on deposits "significantly higher" than the prevailing rate in its market. An undercapitalized depository institution may not accept brokered deposits. In Fleet's opinion, these limitations do not have a material effect on Fleet.

    Safety and Soundness Standards. The FDICIA, as amended, directs each federal banking agency to prescribe safety and soundness standards for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset-quality, earnings and stock valuation. Final interagency regulations to implement these new safety and soundness standards have recently been adopted by the federal banking agencies. In July 1995, the federal banking agencies published proposed guidelines establishing safety and soundness standards concerning asset quality and earnings. If adopted in final form, these proposed guidelines will be incorporated into the Interagency Guidelines Establishing Standards for Safety and Soundness. The ultimate cumulative effect of these standards cannot currently be forecast.

    The FDICIA also contains a variety of other provisions that may affect Fleet's operations, including new reporting requirements, regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch.

  Capital Guidelines

    Under the Federal Reserve Board's capital guidelines, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. At least half of the total capital is to be comprised of common equity, retained earnings, minority interests in the equity accounts of consolidated subsidiaries and a limited amount of cumulative and noncumulative perpetual preferred stock, less deductible intangibles ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock and a limited amount of loan loss reserves ("Tier 2 capital"). In addition, the Federal Reserve Board requires a leverage ratio (Tier 1 capital to average quarterly assets, net of goodwill) of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. The rule indicates that the minimum leverage ratio should be 1% to 2% higher for holding companies undertaking major expansion programs or that do not have the highest regulatory rating. Fleet's banking subsidiaries are subject to similar capital requirements except that preferred stock must be noncumulative to qualify as Tier 1 capital.

    The federal banking agencies continue to consider capital requirements applicable to banking organizations. Effective September 1, 1995, the federal banking agencies adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the determination of a bank's minimum capital requirements. The amendments require that banks effectively measure and monitor their interest rate risk and that they maintain capital adequate for that risk. Under the amendments, banks with excess interest rate risk would be required to maintain additional capital beyond that generally required. In addition, effective January 17, 1995, the federal banking agencies adopted amendments to their risk-based capital standards to provide for the concentration of credit risk and certain risks arising from nontraditional activities, as well as a bank's ability to manage these risks, as important factors in assessing a bank's overall capital adequacy.

    As of December 31, 1995, Fleet's capital ratios on a historical basis and restated to give effect to the Shawmut Merger exceeded all minimum regulatory capital requirements.


    Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC and seizure of the institution.

  Interstate Banking and Branching Legislation


    On September 29, 1994, President Clinton signed the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") into law. The Interstate Act facilitates the interstate expansion and consolidation of banking organizations by permitting (i) beginning one year after enactment of the legislation, bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state,
(ii) the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" or "opt out" of this authority prior to such date,
(iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) foreign banks to establish, with approval of the appropriate regulators in the United States, branches outside their home states to the same extent that national or state banks located in such state would be authorized to do so and (v) beginning September 29, 1995, banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same or different state. Connecticut and Rhode Island, which are two states in which Fleet subsidiaries conduct banking operations, have adopted legislation opting into the interstate provisions of the Interstate Act. Fleet has recently filed applications for approval by the Office of the Comptroller of the Currency to merge its banking subsidiaries in Connecticut, Massachusetts and Rhode Island in order to achieve cost savings and to increase convenience to its customers in those states.


DEPOSIT INSURANCE ASSESSMENTS


    The deposits of each of Fleet's subsidiary banks are insured up to regulatory limits by the FDIC and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund ("BIF") administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (a) the bank's capitalization and (b) supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC. There is currently a 27 basis point spread between the highest and lowest assessment rates, so that banks classified in the highest capital and supervisory evaluation categories by the FDIC are currently subject to a rate of $0.04 per $100 of deposits and banks classified in the lowest capital and supervisory evaluation categories by the FDIC are currently subject to a rate of $0.31 per $100 of deposits.



    On November 14, 1995, the FDIC voted to decrease premiums effective January 1, 1996. The decrease will lower the rate of deposit insurance premiums by $.04 per $100 of deposits for banks in each risk assessment category. As a result, banks in the highest capital and supervisory evaluation categories will have an assessment rate of $0.00, and will pay only the minimum assessment of $2,000 per year for deposit insurance. Banks in the lowest capital and supervisory evaluation categories will be subject to a rate of $0.27 per $100 of deposits. There is no guarantee that the rate of deposit insurance premiums will not increase in the future.



    These assessment rates also reflect the amount the FDIC has determined is necessary to maintain the reserve ratio of BIF of 1.25% of total insured bank deposits. The FDIC has announced that this reserve ratio was achieved during 1995. However, due primarily to the fact that the reserve ratio of the FDIC's Savings Association Insurance Fund ("SAIF") is not projected to reach the required level of 1.25% for several years, the FDIC has made a proposal to Congress to (1) capitalize the SAIF through a special up-front cash assessment on SAIF deposits; (2) spread the responsibility for payment to the Financing Corporation created under Title III of the Competitive Equality Banking Act of 1987 proportionally over all FDIC-insured institutions; and (3) as soon as practicable, merge the BIF and the SAIF. On November 14, 1995, the Board of Directors of the FDIC voted to retain the existing assessment rate schedule applicable to members of the SAIF for the first half of 1996.



    Fleet's subsidiary banks do not hold significant amounts of deposits insured by the SAIF.


                                USE OF PROCEEDS

    Fleet intends to use the net proceeds from the exercise of the Warrants for general corporate purposes, principally to extend credit to, or fund investments in, its subsidiaries. The precise amounts and timing of extensions of credit to, and investments in, such subsidiaries will depend upon the subsidiaries' funding requirements and the availability of other funds. Pending such applications, the net proceeds may be temporarily invested in marketable securities or applied to the reduction of Fleet's short-term indebtedness. Based upon the historic and anticipated future growth of Fleet and the financial needs of its subsidiaries, Fleet may engage in additional financings of a character and amount to be determined as the need arises.

                           DESCRIPTION OF SECURITIES

GENERAL

    The Restated Articles of Incorporation, as amended, of Fleet (the "Articles") currently authorize the issuance of 600,000,000 shares of Common Stock and 16,000,000 shares of Preferred Stock, $1.00 par value (the "Preferred Stock"), issuable in one or more series from time to time by action of the Board of Directors of Fleet (the "Fleet Board").


    At December 31, 1995, 262,721,926 shares of Fleet Common Stock were outstanding. In addition, as of December 31, 1995, Fleet had outstanding five series of Preferred Stock as follows: (i) 519,758 shares of Series III 10.12% Perpetual Preferred Stock (the "Series III Preferred"), having a liquidation value of $100 per share, plus accrued and unpaid dividends, were designated, issued and outstanding, (ii) 478,838 shares of Series IV 9.375% Perpetual Preferred Stock (the "Series IV Preferred"), having a liquidation value of $100 per share, plus accrued and unpaid dividends, were designated, issued and outstanding, (iii) 688,700 shares of Preferred Stock with Cumulative and Adjustable Dividends (the "Adjustable Preferred"), having a liquidation value of $50.00 per share, plus accrued and unpaid dividends, were designated, issued and outstanding, (iv) 575,000 shares of 9.30% Cumulative Preferred Stock (the "9.30% Preferred"), having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated, issued and outstanding and (v) 500,000 shares of 9.35% Cumulative Preferred Stock (the "9.35% Preferred"), having a liquidation value of $250 per share, plus accrued and unpaid dividends, were designated, issued and outstanding. In addition, as of the date of this Prospectus, the Fleet Board had established a series of 3,000,000 shares of Cumulative Participating Junior Preferred Stock (the "Junior Preferred Stock") issuable upon exercise of the preferred share purchase rights described below of which no shares were outstanding. Further, Fleet established two new series of Preferred Stock on February 21, 1996, the Series V 7.25% Perpetual Preferred Stock (the "Series V Preferred") and the Series VI 6.75% Perpetual Preferred Stock (the "Series VI Preferred"), of which 1,100,000 and 600,000 shares were outstanding as of the date hereof, respectively. The Common Stock and each such outstanding series is described below.


    The following summary does not purport to be complete and is subject in all respects to the applicable provisions of Rhode Island law, the Articles and Fleet's By-laws.

COMMON STOCK

    General. Holders of the Common Stock are entitled to receive dividends when, as and if declared by the Fleet Board out of any funds legally available therefor, and are entitled upon liquidation, after claims of creditors and preferences of the Preferred Stock and any other series of preferred stock at the time outstanding, to receive pro rata the net assets of Fleet. Dividends are paid on the Common Stock only if all dividends on the outstanding classes or series of Preferred Stock or any other series of preferred stock at the time outstanding, for the then-current period and, in the case of cumulative Preferred Stock or any other series of preferred stock at the time outstanding, all prior periods have been paid or provided for.

    The Preferred Stock and any other class of preferred stock have, or upon issuance will have, preference over the Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation or dissolution of Fleet and such other preferences as may be fixed by the Fleet Board.

    The holders of the Common Stock are entitled to one vote for each share held and are vested with all of the voting power except as the Fleet Board has provided with respect to the Preferred Stock or may provide, in the future, with respect to any other series of preferred stock which it may hereafter authorize. The Common Stock does not have cumulative voting rights. See "--Preferred Stock". Shares of Common Stock are not redeemable and have no subscription, conversion or preemptive rights.

    The affirmative vote of not less than 80% of Fleet's outstanding voting stock, voting separately as a class, is required for certain Business Combinations (as hereinafter defined) between Fleet and/or its subsidiaries and persons owning 10% or more of its voting stock. See "--Selected Provisions in the Articles of Fleet--Business Combinations with Related Persons".

    The Common Stock is listed on the Stock Exchange. The outstanding shares of Common Stock are, and the shares to be issued upon exercise of the Warrants will be, validly issued, fully paid and non-assessable and the holders thereof are not, and will not be, subject to any liability as stockholders.

    Restrictions on Ownership. The Bank Holding Company Act (the "BHCA") requires any "bank holding company", as such term is defined therein, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of the Common Stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of the Common Stock under the Change in Bank Control Act (the "CBCA"). Any holder of 25% or more of the Common Stock (or a holder of 5% or more if such holder otherwise exercises a "controlling influence" over Fleet) is subject to regulation as a bank holding company under the BHCA.

    Preferred Share Purchase Rights. On November 21, 1990, the Fleet Board declared a dividend of one preferred share purchase right (a "Fleet Right") for each outstanding share of Common Stock. The dividend was paid on December 4, 1990 to the shareholders of record on that date. Each Fleet Right, when exercisable, will entitle the registered holder to purchase from Fleet one one-hundredth of a share of the Junior Preferred Stock of Fleet, at an exercise price of $50 per one one-hundredth of a share of Junior Preferred Stock (the "Purchase Price"), subject to certain adjustments. Until the earlier to occur of the Distribution Date and the Expiration Date (each as hereinafter defined), Fleet will issue one Fleet Right with each share of Common Stock; accordingly, each holder of a Warrant who receives Common Stock upon exercise of such Warrant shall automatically receive one Fleet Right with each such share issued. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Rights Agreement dated as of November 21, 1990 between Fleet and Fleet Bank-RI, as Rights Agent, a copy of which was filed as an exhibit to the Registration Statement on Form 8-A dated November 29, 1990, as amended by a First Amendment to Rights Agreement dated March 28, 1991 and a Second Amendment to Rights Agreement dated July 12, 1991, copies of which were filed as exhibits to Fleet's Amendment to Application or Report on Form 8 dated September 6, 1991 and a Third Amendment to Rights Agreement dated February 20, 1995, a copy of which was filed as an exhibit to Fleet's Form 8-A/A dated March 17, 1995 (as amended, the "Fleet Rights Agreement").

    The Fleet Rights are not represented by separate certificates and are not exercisable or transferable apart from the Common Stock until the earlier to occur of (i) the tenth day after a public announcement by Fleet (x) that a person or group of affiliated or associated persons has, subsequent to November 21, 1990 (the "Declaration Date") acquired, or obtained the right to acquire, beneficial ownership (as defined in the Fleet Rights Agreement) of 10% or more (or, in the case of a qualifying institutional investor, acting in the ordinary course of business and not with the purpose of changing or influencing control of Fleet (a "Qualifying Investor"), 15% or more) of the outstanding shares of Common Stock, (y) that any person or group of affiliated or associated persons, which beneficially owned 10% or more (or, in the case of a Qualifying Investor, 15% or more) of the outstanding shares on the Declaration Date, or which acquired beneficial ownership of 10% or more (or, in the case of a Qualifying Investor, 15% or more) of the outstanding shares as a result of any repurchase of shares by Fleet, thereafter acquired beneficial ownership of additional shares constituting 1% or more of the outstanding shares, or (z) that any person who was a Qualifying Investor owning 10% or more of the outstanding shares of Common Stock ceased to qualify as a Qualifying Investor and thereafter acquired beneficial ownership of additional shares constituting 1% or more of the outstanding shares (any person described in clause (x), (y) or (z) being an "Acquiring Person"); and (ii) the tenth day (or such later day as may be determined by action of the Fleet Board prior to such time as any person becomes an Acquiring Person) after the date of the commencement of a tender or exchange offer by any person (other than Fleet) to acquire (when added to any shares as to which such person is the beneficial owner immediately prior to such commencement) beneficial ownership of 10% or more of the issued and outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"). On March 28, 1991 and July 12, 1991 the Fleet Rights Agreement was amended to change the definition of an "Acquiring Person" (i) to permit the sale of Fleet's Dual Convertible Preferred Stock and issuance of rights to purchase Common Stock to the partnerships which purchased such stock and (ii) to permit the Fleet Board to determine that a person who would otherwise be an "Acquiring Person" had become such inadvertently and therefore allow divestiture of a sufficient number of shares to avoid such designation. The Fleet Rights Agreement was further amended on February 20, 1995 to permit the execution and delivery of the Merger Agreement and the Option Agreements dated February 20, 1995 between Fleet and Shawmut.

    The Fleet Rights will first become exercisable on the Distribution Date and could then begin trading separately from the Common Stock. The Fleet Rights will expire on the earliest of November 21, 2000 (the "Final Expiration Date"), the date on which the Fleet Rights are earlier redeemed by Fleet or the date on which the Fleet Rights are exchanged (such earliest date being referred to as the "Expiration Date").

    In the event any person becomes an Acquiring Person, the Fleet Rights would give holders (other than such Acquiring Person and its transferees) the right to buy, for the Purchase Price (and in lieu of Junior Preferred Stock), Common Stock (or, under certain circumstances, cash, property or other debt or equity securities ("Common Stock equivalents")) with a market value of twice the Purchase Price. In addition, at any time after any person becomes an Acquiring Person, the Fleet Board may, at its option and in lieu of any transaction described in the preceding sentence, exchange the outstanding and exercisable Fleet Rights (other than Fleet Rights held by any such Acquiring Person and its transferees) for shares of Common Stock or Common Stock equivalents at an exchange ratio of one share of Common Stock per Fleet Right, subject to certain adjustments.

    In any merger or consolidation involving Fleet after the Fleet Rights become exercisable, each Fleet Right will be converted into the right to purchase, for the Purchase Price, common stock of the surviving corporation (which may be Fleet) with a market value of twice the Purchase Price.

    The Fleet Board may amend the Fleet Rights Agreement or redeem the Fleet Rights for $.01 each at any time until the date of a public announcement by Fleet that there is an Acquiring Person. Thereafter, the Fleet Board may amend the Fleet Rights Agreement only to eliminate ambiguities or to provide additional benefits to, and if the amendment would not adversely affect, the holders of the Fleet Rights (other than the Acquiring Person).

    Until a Fleet Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Fleet, including, without limitation, the right to vote or to receive dividends.

    The Purchase Price payable, and the number of shares of Junior Preferred Stock or other securities or property issuable, upon exercise of the Fleet Rights, and the number of outstanding Fleet Rights, are subject to customary antidilution adjustments.

    The Fleet Rights have certain "anti-takeover" effects. The Fleet Rights may cause substantial dilution to a person or group that attempts to acquire Fleet on terms not approved by the Fleet Board, except pursuant to an offer conditioned on a substantial number of Fleet Rights being acquired. The Fleet Rights should not interfere with any merger or other business combination approved by the Fleet Board prior to the time that there is an Acquiring Person (at which time holders of the Rights become entitled to exercise their Fleet Rights for shares of Common Stock at one-half the market price), since until such time the Fleet Rights generally may be redeemed by the Fleet Board at $.01 per Fleet Right.

    Transfer Agent and Registrar. The Transfer Agent and Registrar for the Fleet Common Stock is Fleet-RI.

PREFERRED STOCK

    The Preferred Stock is issuable in series, with such relative rights, preferences and limitations of each series (including dividend rights, dividend rate, liquidation preference, voting rights, conversion rights and term of redemption (including sinking fund provisions), redemption price or prices and the number of shares constituting any series) as may be fixed by the Fleet Board.

    As of the date of this Prospectus, Fleet has five series of Preferred Stock outstanding, and one series designated but unissued.

    Series III Preferred. In the event of the dissolution, liquidation or winding up of Fleet, holders of shares of the outstanding Series III Preferred are entitled to receive a distribution of $100 per share, plus accrued and unpaid dividends, if any.

    The holders of Series III Preferred are entitled to receive dividends at the rate of 10.12% per annum computed on the basis of the issue price thereof of $100 per share, payable quarterly, before any dividend shall be declared or paid upon the Common Stock or the Junior Preferred Stock. The dividends on Series III Preferred are cumulative. The Series III Preferred is redeemable, in whole or in part, at Fleet's option, on and after June 1, 1996, commencing at $105.06 per share and declining ratably on June 1 of each year to $100 per share on or after June 1, 2001, plus, in each case, accrued and unpaid dividends, if any. So long as any shares of the Series III Preferred are outstanding, Fleet may not redeem, repurchase or otherwise acquire any shares of the Common Stock or any other class of Fleet preferred stock ranking junior to or on a parity with the Series III Preferred either as to dividends or upon liquidation unless full cumulative dividends on all outstanding shares of Series III Preferred are paid for all past dividend payment periods. Further, if any dividends on the Series III Preferred are in arrears, Fleet may not redeem, purchase or otherwise acquire any shares of the Series III Preferred unless all outstanding shares of such class are simultaneously redeemed, purchased or otherwise acquired, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series III Preferred.

    Except as indicated below or except as expressly required by applicable law, the holders of the Series III Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on the Series III Preferred or any other class or series of preferred stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) are in default, the number of directors of Fleet will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of Fleet), and the holders of the Series III Preferred, voting as a single class with the holders of shares of any one or more other series of Preferred Stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) and any other class of Fleet preferred stock ranking on a parity with the Series III Preferred either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill each of the two newly-created directorships. Such right shall continue until full cumulative dividends for all past dividend periods on all preferred shares of Fleet (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), including any shares of the Series III Preferred, have been paid or declared and set apart for payment. Any such elected directors shall serve until Fleet's next annual meeting of stockholders (notwithstanding that prior to the end of such term the dividend default shall cease to exist) or until their respective successors shall be elected and qualify.

    The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series III Preferred is required for any amendment of the Articles (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of the Series III Preferred. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series III Preferred and any other series of Preferred Stock ranking on a parity with the Series III Preferred either as to dividends or upon liquidation, voting as a single class without regard to series, is required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series III Preferred as to dividends or upon liquidation, or to reclassify any authorized stock of Fleet into such prior shares.

    Series IV Preferred. In the event of the dissolution, liquidation or winding up of Fleet, holders of shares of the outstanding Series IV Preferred are entitled to receive a distribution of $100 per share, plus accrued and unpaid dividends, if any.

    The holders of Series IV Preferred are entitled to receive dividends at the rate of 9.375% per annum computed on the basis of the issue price thereof of $100 per share, payable quarterly, before any dividend shall be declared or paid upon the Common Stock or the Junior Preferred Stock. The dividends on Series IV Preferred are cumulative. The Series IV Preferred is redeemable, in whole or in part, at Fleet's option, on and after December 1, 1996, at $100 per share, plus accrued and unpaid dividends, if any. So long as any shares of the Series IV Preferred are outstanding, Fleet may not redeem, repurchase or otherwise acquire any shares of the Common Stock or any other class of Fleet preferred stock ranking junior to or on a parity with the Series IV Preferred either as to dividends or upon liquidation unless full cumulative dividends on all outstanding shares of Series IV Preferred are paid for all past dividend payment periods. Further, if any dividends on the Series IV Preferred are in arrears, Fleet may not redeem, purchase or otherwise acquire any shares of the Series IV Preferred unless all outstanding shares of such class are simultaneously redeemed, purchased or otherwise acquired, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series IV Preferred.

    Except as indicated below or except as expressly required by applicable law, the holders of the Series IV Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on the Series IV Preferred or any other class or series of preferred stock are in default (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), the number of directors of Fleet will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of Fleet), and the holders of the Series IV Preferred, voting as a single class with the holders of shares of any one or more other series of Preferred Stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) and any other class of Fleet preferred stock ranking on a parity with the Series IV Preferred either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect such directors to fill each of the two newly-created directorships. Such right shall continue until full cumulative dividends for all past dividend periods on all preferred shares of Fleet (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), including any shares of the Series IV Preferred, have been paid or declared and set apart for payment. Any such elected directors shall serve until Fleet's next annual meeting of stockholders (notwithstanding that prior to the end of such term the dividend default shall cease to exist) or until their respective successors shall be elected and qualify.

    The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series IV Preferred is required for any amendment of the Articles (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of the Series IV Preferred. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series IV Preferred and any other series of Preferred Stock ranking on a parity with the Series IV Preferred either as to dividends or upon liquidation, voting as a single class without regard to series, is required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series IV Preferred as to dividends or upon liquidation, or to reclassify any authorized stock of Fleet into such prior shares.

    Adjustable Preferred. Dividends on the outstanding Adjustable Preferred are cumulative. The dividend rate on the Adjustable Preferred is established quarterly at the rate of 2.25% below the highest of (a) the three-month U.S. Treasury bill rate, (b) the U.S. Treasury ten-year constant maturity rate and
(c) the U.S. Treasury twenty-year constant maturity rate, in each case as defined in the terms of the Adjustable Preferred, but may not be less than 6% per annum or greater than 12% per annum. So long as any shares of the Adjustable Preferred are outstanding, Fleet may not redeem, repurchase or otherwise acquire any shares of the Common Stock or any other class of Fleet stock ranking junior to or on a parity with the Adjustable Preferred either as to dividends or upon liquidation unless full cumulative dividends on all outstanding shares of Adjustable Preferred are paid for all past dividend payment periods. Further, if any dividends on the Adjustable Preferred are in arrears, Fleet may not redeem, purchase or otherwise acquire any shares of the Adjustable Preferred unless all outstanding shares of such class are simultaneously redeemed, purchased or otherwise acquired, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Adjustable Preferred.

    Except as indicated below or except as expressly required by applicable law, the holders of the Adjustable Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on the Adjustable Preferred are in default, the number of directors of Fleet will be increased by two and the holders of all outstanding classes and series of Fleet preferred stock, voting as a single class without regard to series, will be entitled to elect two additional directors until all accrued dividends have been paid. In addition, the vote of the holders of two-thirds of the Adjustable Preferred voting as a separate class, is required in order to amend or alter the Articles in a manner which would adversely affect the preferences, rights, powers or privileges of the Adjustable Preferred; and the vote of two-thirds of the Adjustable Preferred, and all of the classes and series of Fleet preferred stock ranking on a parity, either as to dividends or upon liquidation, with the Adjustable Preferred, voting together as a single class, is required in order to reclassify stock of Fleet into stock ranking prior, either as to dividends or upon liquidation, to the Adjustable Preferred, or to authorize the creation or issuance of stock, or of a security convertible into or evidencing a right to purchase stock, ranking prior, either as to dividends or upon liquidation, to the Adjustable Preferred.

    In the event of any liquidation, dissolution or winding up of Fleet, the holders of the Adjustable Preferred are entitled to receive $50.00 per share plus accrued and unpaid dividends.

    Shares of Adjustable Preferred may be redeemed at the option of Fleet at a redemption price per share of $50.00 per share, plus accrued and unpaid dividends.

    9.30% Preferred. Dividends on the outstanding 9.30% Preferred are cumulative and are payable quarterly at the rate of 9.30% per annum. So long as any shares of the 9.30% Preferred are outstanding, Fleet may not redeem, repurchase or otherwise acquire any shares of the Common Stock or any other class of Fleet stock ranking junior to or on a parity with the 9.30% Preferred either as to dividends or upon liquidation unless full cumulative dividends on all outstanding shares of 9.30% Preferred are paid for all past dividend payment periods. Further, if any dividends on the 9.30% Preferred are in arrears, Fleet may not redeem, purchase or otherwise acquire any shares of the 9.30% Preferred unless all outstanding shares of such class are simultaneously redeemed, purchased or otherwise acquired, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the 9.30% Preferred.

    Except as indicated below or except as expressly required by applicable law, the holders of the 9.30% Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on any of the 9.30% Preferred are in default, the number of directors of Fleet will be increased by two and the holders of all outstanding classes and series of Fleet preferred stock, voting as a single class without regard to series, will be entitled to elect two additional directors until all accrued dividends have been paid. In addition, the vote of the holders of two-thirds of the 9.30% Preferred, voting as a separate class, is required in order to amend or alter the Articles in a manner which would adversely affect the preferences, rights, powers or privileges of the 9.30% Preferred; and the vote of two-thirds of the 9.30% Preferred, and all of the classes and series of Fleet preferred stock ranking on a parity, either as to dividends or upon liquidation, with the 9.30% Preferred, voting together as a single class, is required in order to reclassify stock of Fleet into stock ranking prior, either as to dividends or upon liquidation, to the 9.30% Preferred, or to authorize the creation or issuance of stock, or of a security convertible into or evidencing a right to purchase stock, ranking prior, either as to dividends or upon liquidation, to the 9.30% Preferred.

    In the event of any liquidation, dissolution or winding up of Fleet, the holders of the 9.30% Preferred are entitled to receive $250.00 per share plus accrued and unpaid dividends.

    The 9.30% Preferred is redeemable on at least 30 but not more than 60 days notice, at the option of Fleet, as a whole or in part, at any time on and after October 15, 1997 at a redemption price equal to $250 per share plus accrued and unpaid dividends.

    9.35% Preferred. Dividends on the outstanding 9.35% Preferred are cumulative and are payable quarterly at the rate of 9.35% per annum. So long as any shares of the 9.35% Preferred are outstanding, Fleet may not redeem, repurchase or otherwise acquire any shares of the Common Stock or any other class of Fleet stock ranking junior to or on a parity with the Fleet 9.35% Preferred either as to dividends or upon liquidation unless full cumulative dividends on all outstanding shares of 9.35% Preferred are paid for all past dividend payment periods. Further, if any dividends on the 9.35% Preferred are in arrears, Fleet may not redeem, purchase or otherwise acquire any shares of the 9.35% Preferred unless all outstanding shares of such class are simultaneously redeemed, purchased or otherwise acquired, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the 9.35% Preferred.

    Except as indicated below or except as expressly required by applicable law, the holders of the 9.35% Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on any of the 9.35% Preferred are in default, the number of directors of Fleet will be increased by two and the holders of all outstanding classes and series of Fleet preferred stock, voting as a single class without regard to series, will be entitled to elect two additional directors until all accrued dividends have been paid. In addition, the vote of the holders of two-thirds of the 9.35% Preferred, voting as a separate class, is required in order to amend or alter the Articles in a manner which would adversely affect the preferences, rights, powers or privileges of the 9.35% Preferred; and the vote of two-thirds of the 9.35% Preferred, and all of the classes and series of Fleet preferred stock ranking on a parity, either as to dividends or upon liquidation, with the 9.35% Preferred, voting together as a single class, is required in order to reclassify stock of Fleet into stock ranking prior, either as to dividends or upon liquidation, to the 9.35% Preferred, or to authorize the creation or issuance of stock, or of a security convertible into or evidencing a right to purchase stock, ranking prior, either as to dividends or upon liquidation, to the 9.35% Preferred.

    In the event of any liquidation, dissolution or winding up of Fleet, the holders of the 9.35% Preferred are entitled to receive $250.00 per share plus accrued and unpaid dividends.

    The 9.35% Preferred is redeemable on at least 30 but not more than 60 days notice, at the option of Fleet, as a whole or in part, at any time on and after January 15, 2000 at a redemption price equal to $250 per share plus accrued and unpaid dividends.


    Series V Preferred. In the event of the dissolution, liquidation or winding up of Fleet, holders of shares of the outstanding Series V Preferred are entitled to receive a distribution of $250 per share, plus accrued and unpaid dividends, if any.

    The holders of Series V Preferred are entitled to receive dividends at the rate of 7.25% per annum computed on the basis of the issue price thereof of $250 per share, payable quarterly, before any dividend shall be declared or paid upon the Common Stock or the Junior Preferred Stock. The dividends on Series V Preferred are cumulative. The Series V Preferred is redeemable, in whole or in part, at Fleet's option, on and after April 15, 2001, at $250 per share, plus accrued and unpaid dividends, if any. So long as any shares of the Series V Preferred are outstanding, Fleet may not redeem, repurchase or otherwise acquire any shares of the Common Stock or any other class of Fleet preferred stock ranking junior to or on a parity with the Series V Preferred either as to dividends or upon liquidation unless full cumulative dividends on all outstanding shares of Series V Preferred are paid for all past dividend payment periods. Further, if any dividends on the Series V Preferred are in arrears, Fleet may not redeem, purchase or otherwise acquire any shares of the Series V Preferred unless all outstanding shares of such class are simultaneously redeemed, purchased or otherwise acquired, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series V Preferred.



    Except as indicated below or except as expressly required by applicable law, the holders of the Series V Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on the Series V Preferred or any other class or series of preferred stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) are in default, the number of directors of Fleet will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of Fleet), and the holders of the Series V Preferred, voting as a single class with the holders of shares of any one or more other series of Preferred Stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) and any other class of Fleet preferred stock ranking on a parity with the Series V Preferred either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill each of the two newly-created directorships. Such right shall continue until full cumulative dividends for all past dividend periods on all preferred shares of Fleet (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), including any shares of the Series V Preferred, have been paid or declared and set apart for payment. Any such elected directors shall serve until Fleet's next annual meeting of stockholders (notwithstanding that prior to the end of such term the dividend default shall cease to exist) or until their respective successors shall be elected and qualify.



    The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series V Preferred is required for any amendment of the Articles (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of the Series V Preferred. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series V Preferred and any other series of Preferred Stock ranking on a parity with the Series V Preferred either as to dividends or upon liquidation, voting as a single class without regard to series, is required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series V Preferred as to dividends or upon liquidation, or to reclassify any authorized stock of Fleet into such prior shares.



    Series VI Preferred. In the event of the dissolution, liquidation or winding up of Fleet, holders of shares of the outstanding Series VI Preferred are entitled to receive a distribution of $250 per share, plus accrued and unpaid dividends, if any.



    The holders of Series VI Preferred are entitled to receive dividends at the rate of 6.75% per annum computed on the basis of the issue price thereof of $250 per share, payable quarterly, before any dividend shall be declared or paid upon the Common Stock or the Junior Preferred Stock. The dividends on Series VI Preferred are cumulative. The amount of dividends payable in respect of the Series VI Preferred will be adjusted in the event of certain amendments to the Internal Revenue Code of 1986, as amended (the "Code"), in respect of the dividends received deduction. The Series VI Preferred is redeemable, in whole or in part, at Fleet's option, on and after April 15, 2006, at $250 per share, plus accrued and unpaid dividends, if any. The Series VI Preferred may also be redeemed prior to April 15, 2006, in whole, at the option of Fleet, in the event of certain amendments to the Code in respect of the dividends received deduction. So long as any shares of the Series VI Preferred are outstanding, Fleet may not redeem, repurchase or otherwise acquire any shares of the Common Stock or any other class of Fleet preferred stock ranking junior to or on a parity with the Series VI Preferred either as to dividends or upon liquidation unless full cumulative dividends on all outstanding shares of Series VI Preferred are paid for all past dividend payment periods. Further, if any dividends on the Series VI Preferred are in arrears, Fleet may not redeem, purchase or otherwise acquire any shares of the Series VI Preferred unless all outstanding shares of such class are simultaneously redeemed, purchased or otherwise acquired, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series VI Preferred.



    Except as indicated below or except as expressly required by applicable law, the holders of the Series VI Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on the Series VI Preferred or any other class or series of preferred stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) are in default, the number of directors of Fleet will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of Fleet), and the holders of the Series VI Preferred, voting as a single class with the holders of shares of any one or more other series of Preferred Stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) and any other class of Fleet preferred stock ranking on a parity with the Series VI Preferred either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill each of the two newly-created directorships. Such right shall continue until full cumulative dividends for all past dividend periods on all preferred shares of Fleet (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), including any shares of the Series VI Preferred, have been paid or declared and set apart for payment. Any such elected directors shall serve until Fleet's next annual meeting of stockholders (notwithstanding that prior to the end of such term the dividend default shall cease to exist) or until their respective successors shall be elected and qualify.



    The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series VI Preferred is required for any amendment of the Articles (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of the Series VI Preferred. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series VI Preferred and any other series of Preferred Stock ranking on a parity with the Series VI Preferred either as to dividends or upon liquidation, voting as a single class without regard to series, is required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series VI Preferred as to dividends or upon liquidation, or to reclassify any authorized stock of Fleet into such prior shares.



    Junior Preferred Stock. The Junior Preferred Stock will be issued upon the exercise of a Right issued to holders of the Fleet Common Stock. As of the date of this Prospectus, there were 3,000,000 shares of Preferred Stock reserved for issuance upon the exercise of the Fleet Rights. See "--Common Stock--Preferred Share Purchase Rights". Shares of Junior Preferred Stock purchasable upon exercise of the Fleet Rights will rank junior to the Preferred Stock and will not be redeemable. Each share of Junior Preferred Stock will, subject to the rights of such senior securities of Fleet, be entitled to a preferential cumulative quarterly dividend payment equal to the greater of $1.00 per share or, subject to certain adjustments, 100 times the dividend declared per share of Common Stock. Upon the liquidation, dissolution or winding up of Fleet, the holders of the Junior Preferred Stock will, subject to the rights of such senior securities, be entitled to a preferential liquidation payment equal to the greater of $1.00 per share plus all accrued and unpaid dividends or 100 times the payment made per share of Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Junior Preferred Stock will, subject to the rights of such senior securities, be entitled to receive 100 times the amount received per share of Common Stock. Each share of Junior Preferred Stock will have 100 votes, voting together with the Common Stock. The rights of the Junior Preferred Stock are protected by customary antidilution provisions.

WARRANTS

    The Warrants were issued under a Warrant Agreement dated January 27, 1995 between Fleet and Fleet-RI, as Warrant Agent ("the "Warrant Agreement"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Warrant Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrants and the Warrant Agreement, including the definitions therein of certain terms.

    Each whole Warrant entitles the registered holder thereof (the "holder"), subject to and upon compliance with the provisions thereof and of the Warrant Agreement, at such holder's option at any time from 9:00 a.m., New York City time, on January 27, 1996, until 5:00 p.m., New York City time on January 26, 2001, to purchase from Fleet one share of Common Stock at a purchase price of $43.875 per share (the "Exercise Price"). The Exercise Price is subject to adjustment as discussed below.

    Warrants may be exercised by surrendering the Warrant certificate evidencing such Warrants with the form of election to purchase shares set forth on the reverse side thereof duly completed and executed by the holder thereof and paying in full the Exercise Price for each such Warrant (and any other amounts required to be paid under the Merger Agreement providing for the NBB Merger) at the office or agency designated for such purpose, which will initially be the office or agency of the Warrant Agent in New York, New York and Providence, Rhode Island. Each Warrant may only be exercised in whole. The Exercise Price must be paid by certified or official bank check or by wire transfer of immediately available funds.

    The Warrant certificates evidencing the Warrants may be surrendered for exercise, exchange or registration of transfer at the office or agency of Fleet maintained for such purpose, which initially will be the office or agency of the Warrant Agent in New York, New York and Providence, Rhode Island. The Warrant certificates will be issued only in fully registered form. No service charge will be made for any exercise, exchange or registration of transfer of Warrant certificates, but Fleet may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge payable in connection therewith.

    Holders of Warrants are not entitled, by virtue of being such holders, to receive dividends, vote, receive notice of any meetings of stockholders or otherwise have any right of stockholders of Fleet.

    The Exercise Price of a Warrant is subject to adjustment from time to time upon the occurrence of certain events, including (a) dividends or distributions on Common Stock payable in Common Stock or certain other capital stock; (b) subdivisions, combinations or certain reclassifications of Common Stock; (c) distributions to all holders of Common Stock of certain rights, warrants or options to purchase Common Stock expiring within 60 days at a price per share less than the Quoted Price (defined in the Warrant Agreement as the average of the closing prices of the Common Stock as reported by the Stock Exchange over a specified period of time); and (d) distributions to such holders of assets or debt securities of Fleet or certain rights, warrants or options to purchase securities of Fleet (excluding ordinary cash dividends or other cash distributions from current or retained earnings and dividends or distributions or rights or warrants referred to in subsections (a), (b) or (c) above). In cases where the fair market value of the assets, debt securities or certain rights, warrants or options to purchase securities of Fleet distributed to stockholders equals or exceeds the Quoted Price of the Common Stock, rather than being entitled to an adjustment in the Exercise Price, the holder of a Warrant upon exercise thereof will be entitled to receive in addition to the shares of Common Stock for which the Warrant is exercisable, the kind and amount of securities, cash or other assets comprising the distribution that such holder would have received if such holder had exercised such Warrant immediately prior to the record date for determining the stockholders entitled to receive the distribution.

    If Fleet is a party to a consolidation, merger or binding share exchange, or certain transfers of all or substantially all of its assets occur, the right to exercise a Warrant for Common Stock may be changed into a right to receive securities, cash or other assets of Fleet or another person.

    In the event of a taxable distribution to holders of Common Stock which results in an adjustment to the Exercise Price at which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend.

    Fractional shares of Common Stock are not required to be issued upon exercise of Warrants, but in lieu thereof Fleet will pay a cash adjustment.

    The Warrant Agreement permits, with certain exceptions, the amendment thereof and the modification of the rights and obligations of Fleet and the rights of the holders of Warrants under the Warrant Agreement at any time by Fleet and the Warrant Agent with the consent of the holders of Warrants representing a majority in number of the then outstanding Warrants.

    The Warrants are listed on the Stock Exchange, and are freely transferable under the Securities Act, subject to certain restrictions imposed on certain affiliates of Fleet and NBB on the transfer of Warrants and the Common Stock issued upon exercise of the Warrants.

SELECTED PROVISIONS IN THE ARTICLES OF FLEET

    Business Combinations with Related Persons. The Articles require that neither Fleet nor any of its subsidiaries may engage in a Business Combination (as hereinafter defined) with a Related Person (as hereinafter defined) unless such Business Combination (a) was approved by an 80% vote of the Fleet Board prior to the time the Related Person became such; (b) is approved by a vote of 80% of the Continuing Directors and a majority of the entire Fleet Board and certain conditions as to price and procedure are complied with; or (c) is approved by a vote of 80% of Fleet's outstanding shares of Fleet capital stock entitled to vote generally in the election of directors, voting as a single class. Under the Articles, a "Business Combination" includes any merger or consolidation of Fleet or any of its subsidiaries into or with a Related Person or any of its affiliates or associates; any sale, exchange, lease, transfer or other disposition to or with a Related Person or any of its affiliates or associates of all, substantially all or any Substantial Part (defined as assets having a value of more than 5% of the total consolidated assets of Fleet and its subsidiaries) of the assets of Fleet or any of its subsidiaries; any purchase, exchange, lease or other acquisition by Fleet or any of its subsidiaries of all or any Substantial Part of the assets or business of a Related Person or any of its affiliates or associates; any reclassification of securities, recapitalization or other transaction which has the effect, directly or indirectly, of increasing the proportionate amount of voting shares of Fleet or any subsidiary which are beneficially owned by a Related Person; and the acquisition by a Related Person of beneficial ownership of voting securities, securities convertible into voting securities or any rights, warrants or options to acquire voting securities of a subsidiary of Fleet; a "Related Person" includes any person who is the beneficial owner of 10% or more of Fleet's voting shares, as of the date on which a binding agreement providing for a Business Combination is authorized by the Fleet Board or prior to the consummation of a Business Combination or any person who is an affiliate of Fleet and was the beneficial owner of 10% or more of Fleet's then outstanding voting shares at any time within the five years preceding the date on which a binding agreement providing for a Business Combination is authorized by the Fleet Board; and the

"Continuing Directors" are those individuals who were members of the Fleet Board prior to the time a Related Person became the beneficial owner of 10% or more of Fleet's voting stock or those individuals designated as Continuing Directors (prior to their initial election as directors) by a majority of the then Continuing Directors. To amend these provisions, a super majority vote (80%) of the Fleet Board, a majority vote of the Continuing Directors and a super majority vote (80%) of the stockholders is required unless the amendment is recommended to the stockholders by a majority of the Fleet Board and not less than 80% of the Continuing Directors, in which event only the vote provided under Rhode Island law is required.

    Directors. The Articles contain a number of additional provisions which are intended to delay an insurgent's ability to take control of the Fleet Board, even after an insurgent has obtained majority ownership of the Common Stock. The Articles provide for a classified Board of Directors, consisting of three classes of directors serving staggered three-year terms. Directors of Fleet may only be removed for cause and only (a) by a vote of the holders of 80% of the outstanding shares of Fleet stock entitled to vote thereon voting separately as a class at a meeting called for that purpose or (b) by a vote of a majority of the Continuing Directors and a majority of the Fleet Board as constituted at that time. Vacancies on the Fleet Board, whether due to resignation, death, incapacity or an increase in the number of directors, may only be filled by the Fleet Board, acting by a vote of 80% of the directors then in office. The Articles provide that the number of directors of Fleet (exclusive of directors to be elected by the holders of any one or more series of the Preferred Stock voting separately as a class or classes) that shall constitute the Fleet Board shall be 13, unless otherwise determined by resolution adopted by a super majority vote (80%) of the Fleet Board and a majority of the Continuing Directors. Pursuant to such an adopted resolution, the number of directors that may serve is currently fixed at 20, except in the event that quarterly dividends are not paid on non-voting Preferred Stock as described above, and may only be increased by the affirmative vote of 80% of the Fleet Board and a majority of the Continuing Directors. A super majority vote (80%) of the Fleet Board, a majority vote of the Continuing Directors and a super majority vote (80%) of the outstanding shares of Fleet stock entitled to vote thereon voting separately as a class are required to amend any of these provisions.

                                    EXPERTS


    The consolidated financial statements of Fleet appearing in Fleet's 1994 Annual Report to Stockholders and incorporated by reference in Fleet's 1994 Annual Report on Form 10-K for the year ended December 31, 1994 (as amended by a Form 10-K/A dated April 28, 1995), incorporated by reference herein (and elsewhere in the Registration Statement) have been incorporated by reference herein (and elsewhere in the Registration Statement) in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for investments in debt and equity securities.



    The supplemental consolidated financial statements of Fleet appearing in Fleet's Current Report on Form 8-K dated January 19, 1996, incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to changes in the methods of accounting for investments in debt and equity securities and accounting for income taxes.



     The consolidated financial statements of National Westminster Bancorp, Inc. appearing in Fleet's Current Report on Form 8-K dated February 8, 1996, incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to changes in the methods of accounting for investments and accounting for postretirement benefits other than pensions.



    The consolidated financial statements of Shawmut incorporated in this Prospectus by reference to Fleet's Current Report on Form 8-K dated April 13, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

    The legality of the shares of Common Stock to be issued upon exercise of the Warrants will be passed upon by Edwards & Angell, 2700 Hospital Trust Tower, Providence, Rhode Island 02903. V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet-RI, Fleet-CT, Fleet-MA, FNB-CT and FNB-MA and beneficially owns 4,052 shares of Fleet Common Stock.

NO DEALER, SALESPERSON OR ANY OTHER                 2,502,773 SHARES
INDIVIDUAL HAS BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR MAKE ANY              [FLEET FINANCIAL GROUP LOGO]
REPRESENTATIONS NOT CONTAINED IN
THIS PROSPECTUS IN CONNECTION WITH                  FLEET FINANCIAL
THE OFFERING COVERED BY THIS                           GROUP, INC.
PROSPECTUS. IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST
NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY FLEET. THIS
PROSPECTUS DOES NOT CONSTITUTE AN
OFFER TO SELL, OR A SOLICITATION OF
AN OFFER TO BUY, THE COMMON STOCK
IN ANY JURISDICTION WHERE, OR TO
ANY PERSON TO WHOM, IT IS UNLAWFUL
TO MAKE SUCH OFFER OR SOLICITATION.
NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE AN
IMPLICATION THAT THERE HAS NOT BEEN
ANY CHANGE IN THE FACTS SET FORTH
IN THIS PROSPECTUS OR IN THE
AFFAIRS OF FLEET SINCE THE DATE
HEREOF.

          -------------------
                                                      COMMON STOCK
           TABLE OF CONTENTS


                                                       ----------
                                PAGE                   PROSPECTUS
                                ----                   ----------

Available Information.........     2

Information Incorporated
by Reference..................     2

Fleet Financial Group, Inc....     3

Use of Proceeds...............     7

Description of Securities.....     8

Experts.......................    17

Legal Opinions................    18

                                                     MARCH 1, 1996

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 16. EXHIBITS.

    The following is a list of Exhibits to this Registration Statement:


2      --Agreement and Plan of Merger dated as of May 9, 1994, as amended and restated as of August 26, 1994, between Fleet Financial Group, Inc. and NBB Bancorp, Inc. (previously filed).

3(a)   --Restated Articles of Fleet (incorporated by reference to Exhibit 1 of
         Fleet's Form 8-A dated February 27, 1996).

3(b)   --Bylaws of Fleet (incorporated by reference to Exhibit 2 of Fleet's
         Form 8-A dated February 27, 1996).

4(a)   --Shareholder Rights Plan of Fleet (incorporated by reference to Fleet's
         Registration Statement on Form 8A dated November 29, 1990, as amended by a First Amendment to Rights Agreement dated March 28, 1991 and as further amended by a Second Amendment to Rights Agreement dated
         July 12, 1991, as reported on a Form 8 Amendment to Application or Report dated September 6, 1991 and as further amended by a Third Amendment to Rights Agreement dated February 20, 1995, as reported on a Form 8-A/A dated March 17, 1995).

4(b)   --Instruments defining the rights of security holders, including indentures (Fleet has no instruments defining the rights of holders of equity or debt securities where the amount of securities authorized thereunder exceeds 10% of the total assets of Fleet and its subsidiaries on a consolidated basis. Fleet hereby agrees to furnish a copy of any such instrument to the Commission upon request).

4(c)   --Form of Rights Certificate for stock purchase rights issued to
         Whitehall Associates, L.P., and KKR Partners II, L.P. (incorporated by reference to Exhibit 4(c) of Fleet's Form 8-K Current Report dated July 12, 1991).

4(d)   --Form of Warrant Agreement (previously filed).

5      --Opinion of Edwards & Angell as to legality (previously filed).

8      --Form of Opinion of Goodwin, Procter & Hoar as to federal income tax matters (previously filed).

12     --Computation of Consolidated Ratios of Earnings to Fixed Charges
         (incorporated by reference to Exhibit 12 of Fleet's Form 10-Q Quarterly Report dated September 30, 1995).

23(a)  --Consent of KPMG Peat Marwick LLP (as to Fleet).

23(b)  --Consent of KPMG Peat Marwick LLP (as to National Westminster Bancorp
         Inc.)

23(c)  --Consent of Price Waterhouse LLP.

23(d)  --Consent of Edwards & Angell (previously filed).

25     --Powers of Attorney (previously filed).

       --Financial Statement Schedules. Not Applicable.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Providence, and State of Rhode Island, on February 29, 1996.


                                          FLEET FINANCIAL GROUP, INC.

                                          By:      /s/ WILLIAM C. MUTTERPERL
                                              ----------------------------------
                                                    WILLIAM C. MUTTERPERL
                                                          Secretary


    Pursuant to the requirements of the Securities Act of 1933, this Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on February 29, 1996.


                SIGNATURE                                 TITLE
                ---------                                 -----

                    *                       Chairman and Director
------------------------------------------
               JOEL ALVORD

                    *                       President, Chief Executive
------------------------------------------    Officer and Director
             TERRENCE MURRAY

                    *                       Executive Vice President and
------------------------------------------    Chief Financial Officer
            EUGENE M. MCQUADE

                    *                       Controller
------------------------------------------
           ROBERT C. LAMB, JR.

                    *                       Director
------------------------------------------
           WILLIAM BARNET, III

                    *                       Director
------------------------------------------
             BRADFORD R. BOSS

                                            Director
------------------------------------------
            STILLMAN B. BROWN

                    *                       Director
------------------------------------------
          PAUL J. CHOQUETTE, JR.

                                            Director
------------------------------------------
             JOHN T. COLLINS

                                            Director
------------------------------------------
              BERNARD M. FOX

                    *                       Director
------------------------------------------
            JAMES F. HARDYMON

                    *                       Director
------------------------------------------
             ROBERT M. KAVNER

                SIGNATURE                                 TITLE
                ---------                                 -----

                    *                       Director
------------------------------------------
            RAYMOND C. KENNEDY

                                            Director
------------------------------------------
             ROBERT J. MATURA

                    *                       Director
------------------------------------------
             ARTHUR C. MILOT

                    *                       Director
------------------------------------------
            THOMAS D. O'CONNOR

                    *                       Director
------------------------------------------
            MICHAEL B. PICOTTE

                                            Director
------------------------------------------
               LOIS D. RICE

                    *                       Director
------------------------------------------
             JOHN R. RIEDMAN

                    *                       Director
------------------------------------------
              JOHN S. SCOTT

                                            Director
------------------------------------------
             SAMUEL O. THIER

                                            Director
------------------------------------------
            PAUL R. TREGURTHA

*By:   /s/ WILLIAM C. MUTTERPERL
     ------------------------------------------
            WILLIAM C. MUTTERPERL
                 Secretary
             as Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBT NO.                                  DESCRIPTION                                   PAGE
----------  ---------------------------------------------------------------------------   -----
2      --Agreement and Plan of Merger dated as of May 9, 1994, as amended and restated as of August 26, 1994, between Fleet Financial Group, Inc. and
         NBB Bancorp, Inc. (previously filed).

3(a)   --Restated Articles of Fleet (incorporated by reference to Exhibit 1 of
         Fleet's Form 8-A dated February 27, 1996).

3(b)   --Bylaws of Fleet (incorporated by reference to Exhibit 2 of Fleet's Form
         8-A dated February 27, 1996).

4(a)   --Shareholder Rights Plan of Fleet (incorporated by reference to Fleet's
         Registration Statement on Form 8A dated November 29, 1990, as amended by a First Amendment to Rights Agreement dated March 28, 1991 and as further amended by a Second Amendment to Rights Agreement dated
         July 12, 1991, as reported on a Form 8 Amendment to Application or
         Report dated September 6, 1991 and as further amended by a Third
         Amendment to Rights Agreement dated February 20, 1995, as reported on a Form 8-A/A dated March 17, 1995).

4(b)   --Instruments defining the rights of security holders, including indentures (Fleet has no instruments defining the rights of holders of equity or debt securities where the amount of securities authorized thereunder exceeds 10% of the total assets of Fleet and its subsidiaries on a consolidated basis. Fleet hereby agrees to furnish a copy of any such instrument to the Commission upon request).

4(c)   --Form of Rights Certificate for stock purchase rights issued to
         Whitehall Associates, L.P., and KKR Partners II, L.P. (incorporated by reference to Exhibit 4(c) of Fleet's Form 8-K Current Report dated
         July 12, 1991).

4(d)   --Form of Warrant Agreement (previously filed).

5      --Opinion of Edwards & Angell as to legality (previously filed).

8      --Form of Opinion of Goodwin, Procter & Hoar as to federal income tax matters (previously filed).

12     --Computation of Consolidated Ratios of Earnings to Fixed Charges
         (incorporated by reference to Exhibit 12 of Fleet's Form 10-Q Quarterly
         Report dated September 30, 1995).

23(a)  --Consent of KPMG Peat Marwick LLP (as to Fleet).

23(b)  --Consent of KPMG Peat Marwick LLP (as to National Westminster Bancorp
         Inc.)

23(c)  --Consent of Price Waterhouse LLP.

23(d)  --Consent of Edwards & Angell (previously filed).

25     --Powers of Attorney (previously filed).

       --Financial Statement Schedules. Not Applicable.

